Exhibit 4.4

EXECUTION VERSION

Founder Undertaking Agreement

GigaCloud Technology Inc

Unit A, 12/F, Shun Ho Tower

24-30 Ice House Street

Central

Hong Kong

Date: July 6, 2022

Ladies and Gentlemen:

I, Larry Lei Wu, Founder and Chief Executive Officer (the “Founder”) of GigaCloud Technology Inc, an exempted company incorporated in the Cayman Islands (the “Company”), together with Ji Xiang Hu Tong Holdings Limited and Talent Boom Group Limited (collectively with the Founder, the “Founder Holders”), in connection with the initial public offering (the “Public Offering”) of Class A Ordinary Shares, par value $0.05 per share, of the Company (the “Class A Ordinary Shares”), in consideration for the Company undertaking the Public Offering and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby undertake that:

1.

During the period commencing on the date hereof and ending five (5) years after the closing date of the Public Offering, without the prior written consent of the board of directors of the Company (the “Board”) and at least a majority of the Independent Directors (as defined below) then in office, the Founder Holders will not agree to, approve, support, vote (in favor of or against), or otherwise cause the Company to agree to, enter into or consummate, a Privatization Transaction, unless the consideration per Class A Ordinary Share payable to shareholders of the Class A Ordinary Shares in connection with such Privatization Transaction is at least equal to the price per Class A Ordinary Share initially offered to the public in the Public Offering (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Ordinary Shares); provided, for greater clarity, if the Founder is serving on the Board, the Founder may vote in favor of, against, or abstain from voting on, a Privatization Transaction in the capacity of a director, and if such Privatization Transaction is approved by the Board and at least a majority of the Independent Directors, the Founder Holders as shareholders may vote in favor of, against, or abstain from voting on, the Privatization Transaction.

2.	During the period commencing on the date hereof and ending five (5) years after the closing date of the Public Offering, upon the first to occur of:

a.

the Founder being permanently unable to engage in the business affairs of the Company as a result of incapacity solely due to his then physical and /or mental condition (which, for the avoidance of doubt, does not include any confinement against his will); or

b.

the Founder’s primary business occupation no longer being either a director or an employee of the Company, the Founder Holders shall cause, at such time, all Class B Ordinary Shares (as defined in the post-Public Offering Amended and Restated Memorandum of Association of the Company) to be converted into an equal number of Class A Ordinary Shares in accordance with the post-Public Offering Amended and Restated Memorandum of Association of the Company.

3.

The Founder Holders hereby represent and warrant that they will be the only holders of the Class B Ordinary Shares of the Company immediately following the closing of the Public Offering. During the period commencing on the date hereof and ending five (5) years after the closing date of the Public Offering, each Founder Holder agrees, prior to effectuating an indirect or direct Transfer (as defined below) of any Class B Ordinary Shares, to cause any such proposed transferee of the Class B Ordinary Shares to execute and deliver to the Company a counterpart signature to this letter agreement confirming that such transferee shall be bound by all of the terms and conditions of this letter agreement as a Founder Holder; provided, however, if the applicable Founder Holder is required to convert or otherwise causes the conversion of the Class B Ordinary Shares to Class A Ordinary Shares proposed to be Transferred, such Founder Holder and Affiliate will not be required to comply with this Section 3. In addition, notwithstanding the foregoing, each Founder Holder may enter into a bona fide transaction with any third-party pledgee that is not an Affiliate of such Founder Holder with the Class B Ordinary Shares as collateral (whether through any pledge, charge, encumbrance or other lien) to secure obligations pursuant to lending or other arrangements between such third party and the Founder Holder without complying with this Section 3 until the rights to such collateral are enforced to the extent the Class B Ordinary Shares are not converted to Class A Ordinary Shares.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the post-Public Offering Amended and Restated Memorandum of Association of the Company. The following terms as used herein shall have the following meanings:

•	“beneficial owner” and “beneficial ownership” shall the meaning provided in Rule 13d-3 under the Exchange Act.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•

“Independent Director” means a director on the Board who is both: (i) designated as an “independent director” in accordance with the requirements of the Nasdaq Stock Market or the primary stock exchange under which the Company’s equity securities are then listed for trading and (ii) disinterested with respect to the transaction or matter being approved or considered.

•

“Privatization Transaction” means any of the following: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Founder Holders or the Company and its wholly-owned subsidiaries, becomes the direct or indirect beneficial owner, of more than 50% of the voting power of the capital stock of the Company; (b) the consummation of (i) any recapitalization, reclassification or change of the Class A Ordinary Shares (other than changes resulting from a subdivision or combination) as a result of which the Class A Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Company pursuant to which the Class A Ordinary Shares will be converted into cash, securities or other property or assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person or entity other than one of the Company’s wholly-owned subsidiaries; (c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company (or a successor company); or (d) the Class A Ordinary Shares cease to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (or any of their respective successors, collectively, a “Permitted Exchange”); provided, however, that a transaction or transactions described in clause (a) or (b) above shall not constitute a Privatization Transaction if at least 90% of the consideration received or to be received by the holders of Class A Ordinary Shares, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights, in connection with such transaction or transactions consists of ordinary or common shares or other common equity that are listed or quoted on a Permitted Exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions.

“Transfer” shall mean any (i) sale, transfer, assignment or other disposition or (ii) change of control of the ultimate beneficial ownership, in each case of one or more Class B Ordinary Shares.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by, and construed in accordance with the laws of, the State of New York.

The undersigned understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representative, successors and assigns. The undersigned understands that this letter agreement shall become effective conditional on, and immediately prior to, the completion of the Public Offering.

The parties hereto agree that irreparable damage would occur if any provision of this letter agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement or to enforce specifically the performance of the terms and provisions hereof upon breach or threatened breach thereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

This letter agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

No amendment or waiver of any provision of this letter agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

[Signature Page Follows]

Very truly yours,

/s/ Larry Lei Wu
Larry Lei Wu Founder and Chief Executive Officer GigaCloud Technology Inc

Ji Xiang Hu Tong Holdings Limited

By:	/s/ Larry Lei Wu
Name: Lei Wu
Title: Director

Talent Boom Group Limited

By:	/s/ Larry Lei Wu
Name: Lei Wu
Title: Director

Acknowledged and agreed:

GigaCloud Technology Inc

By:	/s/ Kwok Hei David Lau
Name: Kwok Hei David Lau
Title: CFO